Exhibit 10.1

AMENDMENT TO CREDIT AGREEMENT

This Amendment to Credit Agreement (“Amendment”) is made as of October 26, 2007 between MEGABINGO, INC., a Delaware corporation, MGAM SYSTEMS, INC., a Delaware corporation (collectively, “Borrowers” and each a “Borrower”), COMERICA BANK, a Michigan banking corporation (“Comerica”), in its capacity as Agent under the Credit Agreement, as defined below (in such capacity, “Agent”), CIT LENDING SERVICES CORPORATION, in its capacity as Syndication Agent under the Credit Agreement (in such capacity, “Syndication Agent”), and the Banks party to the Credit Agreement (“Banks”).

PRELIMINARY STATEMENT

The Borrowers, Agent, and the Banks are parties to a Credit Agreement dated April 27, 2007 (as amended by a certain letter amendment dated June 6, 2007 among Borrowers, Agent, and the Banks, “Credit Agreement”), providing terms and conditions governing certain loans and other credit accommodations extended by the Agent and Banks to Borrowers.

Borrowers, Banks and the Agent have agreed to amend the terms of the Credit Agreement as provided in this Amendment.

AGREEMENT

1. Defined Terms. In this Amendment, capitalized terms used without separate definition shall have the meanings given them in the Credit Agreement.

2. Amendment.

a. The following specified definitions, each appearing in Section 1.1 of the Credit Agreement, are hereby restated in their entirety as follows:

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrowers, and made by the Revolving Credit Lenders under Section 2.1 hereof, the Term Loan Lenders under Section 2A.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 2A.4 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(a) hereof, and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance and a Quoted Rate Advance.

“Applicable Interest Rate” shall mean, (i) with respect to each Revolving Credit Advance and Term Loan Advance, the Eurocurrency-based Rate or the Prime-based Rate, and (ii) with respect to each Swing Line Advance, the Prime-based Rate or, if made available to the Borrowers by the Swing Line Lender at its option, the Quoted Rate, in each case as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement.

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Final Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Loan Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Loan Party to any of the Banks or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Loan Party to any of the Banks or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Loan Parties (whether direct or contingent) shall be determined without duplication.

“Interest Period” shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period, commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate made under Section 2.3 or 2A.4 hereof, and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of one month (or any lesser number of days agreed to in advance by the Borrowers and Swing Line Bank); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurocurrency-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (ii) when an Interest Period in respect of a Eurocurrency-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Majority Banks” shall mean at any time (a) so long as the Revolving Commitment has not been terminated, Banks holding more than 50.0% of the sum of (i) the Revolving Commitment plus (ii) the aggregate principal amount of

Indebtedness then outstanding under the Term Loans and (b) if the Revolving Commitment has been terminated (whether by maturity, acceleration or otherwise), Banks holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit and the Term Loans; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Banks based on their respective Revolving Credit Percentages; provided, however, in the event there are fewer than three (3) Banks participating hereunder, “Majority Banks” shall mean all Banks.

“Net Cash Proceeds” shall mean the aggregate cash payments received by any Borrower and/or any Subsidiary, as the case may be, from any Asset Sale or Condemnation Proceeds, as the case may be, net of the ordinary and customary direct expenses of such Asset Sale or Condemnation Proceeds, as the case may be, such as commissions, taxes, fees and other third party charges.

“Notes” shall mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.

“Revolving Commitment” shall mean:

(a) until the Amendment Effective Date, One Hundred Fifty Million Dollars ($150,000,000); and

(b) thereafter, Seventy Five Million Dollars ($75,000,000);

subject to reduction or termination under Sections 2.13 and 8.2 hereof.

b. The following definitions are each added to Section 1.1 of the Credit Agreement, in their appropriate alphabetical sequences:

“Amendment Effective Date” shall mean the date upon which the conditions to effectiveness set forth in Section 3a. of that certain Amendment to Credit Agreement dated October 26, 2007 between Agent, Borrowers and the Banks have been met.

“Condemnation Proceeds” shall mean the cash proceeds received by any Loan Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the collection thereof.

“Development Agreement Termination/Buyout Proceeds” shall mean the aggregate cash payments received by any Borrower, any Subsidiary, and/or any other Loan Party, as the case may be, due to (i) the early full or partial termination of any Development Agreement, or (ii) the termination or reduction of the right of any Borrower, any Subsidiary, and/or any other Loan Party to utilize floor space in a gaming facility, or the reduction in the number of gaming stations that any Borrower, any Subsidiary, and/or any other Loan Party can maintain in a gaming facility.

“Final Maturity Date” shall mean the last to occur of (i) the Revolving Credit Maturity Date, (ii) the Term Loan Maturity Date.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrowers and any Bank or an Affiliate of a Bank.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage or the Term Loan Percentage.

“Reinvested” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (i) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Loan Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (ii) acquire any such property (excluding Inventory) to be used in the business of such Person.

“Reinvestment Certificate” is defined in Section 2A.8(a) hereof.

“Reinvestment Period” shall mean a 120-day period during which Reinvestment must be completed under Section 2A.8(a).

“Term Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.

“Term Loan” shall mean the term loan to be made to Borrowers by the Banks pursuant to Section 2A.1 hereof, in the aggregate principal amount of Seventy Five Million Dollars ($75,000,000).

“Term Loan Advance” shall mean a borrowing made by the Banks pursuant to Section 2A.1 hereof, including without limitation any refunding or conversion of such borrowing pursuant to Section 2A.4 hereof, and may include, subject to the terms hereof, Eurocurrency-based Advances and Prime-based Advances.

“Term Loan Amount” shall mean with respect to any Term Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

“Term Loan Maturity Date” shall mean April 27, 2012.

“Term Loan Notes” shall mean the term notes described in Section 2A.2 hereof, made by Borrowers to each of the Term Lender in the form attached hereto as Exhibit “L”, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan Percentage” shall mean with respect to any Term Lender, the percentage specified opposite such Term Lender’s name in the column entitled “Term Loan Percentage” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by Borrowers under Section 2A.4 of this Agreement in the form attached hereto as Exhibit “M”.

c. The following Article 2A is hereby added to the Credit Agreement, immediately after Article 2 of the Credit Agreement:

2A TERM LOANS.

2A.1 Term Loans. Subject to the terms and conditions hereof, each Term Lender, severally and for itself alone, agrees to lend to Borrowers, in a single disbursement in Dollars on the Amendment Effective Date an amount equal to such Term Loan Percentage of the Term Loan.

2A.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Lender of the then unpaid aggregate principal amount of Term Loan outstanding on the Term Loan Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan shall, from the Amendment Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of Term Loan.

(b) Each Term Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Term Lender resulting from each Advance of the Term Loan, as applicable made by such lending office of such Bank from time to time, including the amounts of principal and interest payable thereon and paid to such Term Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 12.8(f), and a subaccount therein for each Term Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loans made hereunder, the type thereof and each Eurocurrency-Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Term Lender hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from Borrowers in respect of the Advances of the Term Loans and each Term Lender’s share thereof.

(d) The entries made in the Register pursuant to paragraph (c) of this Section 2A.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrowers therein recorded; provided, however, that the failure of any Term Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrowers to repay the Advances of the Term Loan (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(e) Borrowers agree that, upon written request to the Agent by any Term Lender, Borrowers will execute and deliver to such Term Lender, at Borrower’s expense, a Term Note evidencing the outstanding Advances under the Term Loan, owing to such Term Lender.

2A.3 Repayment of Principal. (a) Borrowers shall repay the Term Loan in quarterly principal installments each equal to One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500), each such quarterly principal installment to be paid on the first Business Day of each January, April, July, and October commencing on January 1, 2008, until the Term Loan Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full.

(b) Whenever any payment under this Section 2A.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

2A.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loans. On the Amendment Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Prime-based Rate. Thereafter, Borrowers may refund all or any portion of any Advance of either the Term Loan as a Term Loan Advance with a like Eurocurrency-Interest Period or convert each such Advance of such Term Loan to an Advance with a different Eurocurrency-Interest Period, but only after delivery to Agent of a Term Loan Rate Request executed by an Authorized Signer and subject to the terms hereof and to the following:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form, including without limitation:

(i) whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(ii) in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii) whether such Term Loan Advance (or any portion thereof) is to be a Prime-based Advance or a Eurocurrency-based Advance, and, in the case of a Eurocurrency-based Advance, the Eurocurrency-Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to Agent (i) by 1:00 p.m. (Eastern Standard time) three (3) Business Days prior to the proposed date of the refunding or conversion of a Eurocurrency-based Advance or (ii) by 1:00 p.m. (Eastern Standard time) on the proposed date of the refunding or conversion of a Prime-based Advance;

(c) the principal amount of such Advance of such Term Loan plus the amount of any other Advance of such Term Loan to be then combined therewith having the same Applicable Interest Rate and Eurocurrency-Interest Period, if any, shall be (i) in the case of a Prime-based Advance, at least Three Million Dollars ($3,000,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurocurrency-based Advance, at least Five Million Dollars ($5,000,000) or the remaining principal balance outstanding under the Term Loan;

(d) no Term Loan Advance shall have an Interest Period ending after the Term Loan Maturity Date and, notwithstanding any provision hereof to the contrary, Borrower shall select Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that Borrowers may make the required principal payments hereunder on a timely basis;

(e) at no time shall there be no more than five (5) Eurocurrency-Interest Periods in effect for the Term Loan; and

(f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by Borrower.

2A.5 Prime-based Advance in Absence of Election or Upon Default. In the event Borrowers shall fail with respect to any Eurocurrency-based Advance of a Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 2A.4 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 2A.6 hereof, if on the last day of the applicable Eurocurrency-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify Borrowers thereof.

2A.6 Interest Payments; Default Interest.

(a) Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly in arrears commencing on January 1, 2008, and on the first Business Day of each April, July, October and January thereafter. Whenever any payment under this Section 2A.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

(b) Interest on the unpaid principal of each Eurocurrency-based Advance of the Term Loan having a related Eurocurrency-Interest Period of three (3) months or less shall accrue at its applicable Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Eurocurrency-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance of the Term Loan outstanding from time to time having a Eurocurrency-Interest Period of six (6) months or longer, at intervals of three (3) months after the first day of the applicable Eurocurrency-Interest Period, and shall also be payable on the last day of the Eurocurrency-Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurocurrency-Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 2A.6(a) or (b) hereof, all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 2A.4 hereof shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d) In the case of any Event of Default under Section 8.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Banks, interest shall be payable on demand on the principal amount of all Advances of Term Loan from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, two percent (2%) for the remainder of the then existing Eurocurrency-Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate plus two percent (2%).

2A.7 Optional Prepayment of Term Loans.

(a) Subject to this Section 2A.7, Borrowers, may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Prime-based Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurocurrency-based

Rate upon one (1) Business Day’s notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty and any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Eurocurrency-based Rate shall be subject to the provisions of Section 10.1, but otherwise without premium or penalty.

(b) Each partial prepayment of a Term Loan pursuant to this Section 2A.7 shall be applied to scheduled principal payments on the Term Loan in the inverse order of maturity as follows: first to that portion of the Term Loan outstanding as a Prime-based Advance, second to that portion of such Term Loan outstanding as Eurocurrency-based Advances which have Eurocurrency-Interest Periods ending on the date of payment, and last to any remaining Advances of such Term Loan being carried at the Eurocurrency-based Rate.

All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the applicable Term Lenders in accordance with their Term Loan Percentages.

2A.8 Mandatory Prepayment of Term Loan.

(a) Subject to clauses (c) and (d) hereof, immediately upon receipt by any Loan Party of any Net Cash Proceeds from any Asset Sales or Condemnation Proceeds involving Net Cash Proceeds greater than $250,000 which are not Reinvested as described in the following sentence, Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds provided, however that Borrowers shall not be obligated to prepay the Term Loan with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the Asset Sale or receipt of Condemnation Proceeds, as the case may be, Borrowers provide to Agent a certificate executed by a Responsible Officer of both Borrowers (“Reinvestment Certificate”) stating (x) that the sale or condemnation has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced within the Reinvestment Period and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, Borrowers shall promptly pay such proceeds to Agent, to be applied to repay the Term Loan in accordance with clauses (c) and (d) hereof.

(b) Subject to clauses (c) and (d) hereof, immediately upon receipt by any Loan Party of Development Agreement Termination/Buyout Proceeds involving Development Agreement Termination/Buyout Proceeds greater than

$250,000, Borrowers shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Development Agreement Termination/Buyout Proceeds.

(c) Subject to clause (d) hereof, each mandatory prepayment under this Section 2A.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 10.1. Each mandatory prepayment of the Term Loan shall be applied to installments of principal on the Term Loan in the inverse order of maturity.

(d) To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 2A.8 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Eurocurrency-Interest Period attributable to the Eurocurrency-based Advances of the Term Loan, thereby avoiding breakage costs under Section 10.1.

2A.9 Use of Proceeds. Proceeds of the Term Loans shall be used by Borrowers to refinance Indebtedness outstanding under the Revolving Credit immediately prior to the Amendment Effective Date and for general corporate purposes.

d. Schedules 1.1 and 1.2 of the Credit Agreement are hereby restated in their entity with Schedules 1.1 and 1.2 attached hereto.

e. The following Section 6.19 is hereby added to the Credit Agreement, immediately after Section 6.18 of the Credit Agreement:

6.19 Hedging Transaction. Within forty-five (45) days following the Amendment Effective Date, Borrowers shall enter into a Hedging Agreement sufficient, at the minimum, to cover $50,000,000 of the aggregate outstanding principal amount of the Term Loan for a three-year period following the execution of such Hedging Agreement. The Hedging Agreement shall be in form and substance reasonably acceptable to the Agent.

f. Clause (a) of Section 8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) non-payment when due of: (i) principal or interest on the

Indebtedness under the Revolving Credit (including the Swing Line) or Term Loan, (ii) any Reimbursement Obligation, or (iii) any Fees and the continuance thereof for five (5) Business Days.

g. Article 9 of the Credit Agreement is hereby amended by replacing the words “Revolving Credit” appearing on (i) the third and seventh line of Section 9.1(a), and (ii) the fifth line of Section 9.3, in each case, with the words “Revolving Credit and/or Term Loan.”

h. Section 9.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

9.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, after an Event of Default, the proceeds of any Collateral, together with any offsets, voluntary payments by Borrower, any Subsidiary or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to the Indebtedness under the Revolving Credit (including the Swing Line), the Term Loan, and any Reimbursement Obligations on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrowers and their Subsidiaries, as the case may be.

i. Clause (d)(i) of Section 12.8 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(i) each assignment shall be in a minimum amount of the lesser of (x) One Million Dollars ($1,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and Term Loans; provided, however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Bank’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and Term Loans be less than One Million Dollars ($1,000,000); and

j. Clause (h) of Section 12.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(h) change the definitions of “Revolving Credit Percentage,” “Majority Banks,” “Percentage”, “Term Loan Percentage” or this Section 12.10;

k. Clause (j) of Section 12.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

(j) provided, further, that notwithstanding the foregoing, (i) Section 9.2 may be amended and the Revolving Credit Maturity Date and Term Loan Maturity Date may be extended only with the consent of all of the Banks, and (ii) the Agent may execute any document on behalf of all Banks that by its terms increases the interest rate on the Revolving Credit or Term Loan, or both, increases any Fees or other amounts payable hereunder, shortens the amortization period on the Revolving Credit or Term Loan, or both, or shortens the time period to maturity of the Revolving Credit or Term Loan, or both, provided further, that (1) no amendment, waiver or consent shall, unless in writing signed by the Swing Line Bank, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and (2) no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Banks, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Banks” or “the Banks” shall refer to all Banks, unless expressly stated to refer to Majority Banks (or the like).

l. The Borrowers, Agent and Banks thereby confirm and agree that, notwithstanding anything to the contrary in Section 2.16 of the Credit Agreement or Section 6.13 of the Security Agreement, Borrowers shall have full access to amounts collected through the Lock Box and collections in the Collateral Account, and the right to direct application of such amounts (whether to Indebtedness or otherwise) unless and until Agent shall, during the existence of a Default or Event of Default, otherwise direct in a written notice to Borrowers.

3. Representations and Warranties. The Borrower represents, warrants, and agrees that:

a. This Amendment may be executed in as many counterparts as Agent, the Banks and the Borrowers deem convenient, and shall become effective upon delivery to Agent of all executed counterparts hereof from Borrowers, each Bank and Agent and execution and delivery to Agent (in form satisfactory to Agent) of each other document and instrument listed on Annex I hereto.

b. Except as expressly modified in this Amendment, the representations, warranties, and covenants set forth in the Credit Agreement and in each related document, agreement, and instrument remain true and correct, continue to be satisfied in all respects as of the Amendment Effective Date (except to the extent such representation or warranty expressly relates to an earlier date), and are legal, valid and binding obligations with the same force and effect as if entirely restated in this Amendment.

c. When executed, the Agreement, as amended by this Amendment will continue to constitute a duly authorized, legal, valid, and binding obligation of the Borrowers enforceable in accordance with its terms.

d. After giving effect to this Amendment, there is no Default or Event of Default existing under the Credit Agreement, or any related document, agreement, or instrument. Pursuant to a certain post-closing letter dated April 27, 2007 by Borrowers and Agent in connection with the Agreement, the Borrowers were required, by July 31, 2007 to deliver (i) the Landlord Waiver Agreements, and (ii) Mexican law documentation related to Agent’s security interest, on behalf of the Banks, in 65% of all shares of stock and other equity, partnership or membership interests constituting securities of Multimedia Games de Mexico S. de R.L. de C.V. and Servicios de Wild Basin S. de R.L. de C.V., (“Mx Share Documents”) and, as of the date hereof, Borrowers have not caused to be delivered the Mx Share Documents or the Landlord Waivers related to locations in Kent, Washington, Austin, Texas, Plano, Texas (“Identified Post

Closing Items”). Agent and Banks hereby waive any Default or Event of Default which has occurred and is continuing as a result of the failure of Borrowers to satisfy the Identified Post Closing Items on or before July 31, 2007, agree that no interest at any default rate has accrued on the Obligations as a result of such failure to satisfy Identified Post Closing Items on or before July 31, 2007, and agree that the time period for delivery of Identified Post Closing Items is hereby extended to November 15, 2007 or such later date as Agent may hereafter, in its discretion, designate in writing. This provision is not a waiver of or consent to any other event, condition, transaction, act or omission whether related or unrelated to the Identified Post Closing Items. Borrowers’ failure to comply with the provisions of this Section 3(d) shall be and constitute an Event of Default under the Agreement unless waived in writing by Agent and the Banks.

e. The Articles of Incorporation, Bylaws and Resolution and Incumbency Certificate of the Borrower delivered to Agent in connection with the Credit Agreement have not been repealed, amended or modified since the date of delivery thereof and that same remain in full force and effect.

4. Successors and Assigns. This Amendment shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

5. Other Modification. In executing this Amendment, the Borrower is not relying on any promise or commitment of Agent that is not in writing signed by Agent.

6. Expenses. Borrowers shall promptly pay all out-of-pocket fees, costs, charges, expenses, and disbursements of Agent incurred in connection with the preparation, execution, and delivery of this Amendment, and the other documents contemplated by this Amendment.

[Signature Page Follows]

This Amendment to the Revolving Credit Agreement is executed and delivered as of the Amendment Effective Date.

COMERICA BANK,
as Agent and Bank

By:	/s/ Tim J. Klitch
Tim J. Klitch
Its:	Senior Vice President

CIT LENDING SERVICES CORPORATION, as Syndication Agent and Bank

By:	/s/ Scott P. Ploshay
Scott P. Ploshay
Its:	Vice President

ALLIED IRISH BANK, P.L.C.

By:	/s/ Joanna McFadden
Joanna McFadden
Its:	Assistant Vice President

By:	/s/ Jean Pierre Knight
Jean Pierre Knight
Its:	Vice President

MEGABINGO, INC.

By:	/s/ Randy Cieslewicz
Randy Cieslewicz
Its:	Chief Financial Officer

MGAM SYSTEMS, INC.

By:	/s/ Randy Cieslewicz
Randy Cieslewicz
Its:	Chief Financial Officer

SCHEDULE 1.1 *

APPLICABLE MARGIN GRID

MEGABINGO, INC. AND MGAM SYSTEMS, INC.

CREDIT FACILITIES

(BASIS POINTS PER ANNUM)

BASIS FOR PRICING	LEVEL I	LEVEL II	LEVEL III	LEVEL IV
Consolidated Total Leverage Ratio	<0.75:1.0	≥0.75:1.0 but <1.25:1.0	≥1.25:1.0 but <1.75:1.0	≥ 1.75:1.0

Revolving Credit:
Facility Fee	50.0	50.0	50.0	50.0
Eurocurrency Margin	150.0	225.0	275.0	300.0
All-In-Spread	200.0	275.0	325.0	350.0
Letter of Credit Fee	150.0	225.0	275.0	300.0
Base Rate Margin	0.0	25.0	75.0	100.0

Term Loan
Eurocurrency Margin	325.0	325.0	325.0	350.0
Base Rate Margin	125.0	125.0	125.0	150.0

Page 1 - Schedule 1.1

EXHIBIT L

FORM OF TERM NOTE

$	October , 2007

FOR VALUE RECEIVED, MEGABINGO, INC., a Delaware corporation and MGAM SYSTEMS, INC., a Delaware corporation (together, the “Borrowers”), jointly and severally promise to pay to the order of [insert Bank] (“Bank”), in care of Agent, at Detroit, Michigan, the principal sum of [insert amount derived from Percentages] Dollars ($                            ) in lawful money of the United States of America payable in quarterly principal installments each in the amount and on the dates set forth in the Revolving Credit Agreement (as defined below) until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Credit Agreement dated as of April 27, 2007, as amended (“Credit Agreement”), made by and among the Bank, the other financial institutions from time to time signatory thereto (individually, a “Bank,” and, any and all such financial institutions including Bank, collectively, the “Banks”), Comerica Bank, as agent for the Banks (in such capacity, “Agent”) and Borrowers. Capitalized terms used herein, unless defined to the contrary, have the meanings given them in the Credit Agreement.

This Note evidences borrowing under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan.

Each Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Nothing herein shall limit any right granted Bank by any other instrument or by law.

MEGABINGO, INC.

By:

Its:

MGAM SYSTEMS, INC.

By:

Its:

Page 1 - Exhibit L